Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 1st, 2023 (the “Effective Date”) by and between LGM Enterprises, LLC (the “Company”), and Thomas James Segrave, Jr. (“Executive”). Each of the Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties.”

TERMS

In consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

1.	Employment.

(a) Services. Executive will serve as the Company’s Chief Executive Officer (“CEO”) and will be responsible for the day-to-day management of the Company. Executive will report solely and directly to, and be subject to the supervision of, the Company’s Board of Directors (the “Board”). Executive will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with the position of CEO and shall perform customary and appropriate duties as may otherwise be reasonably assigned to the Executive from time to time by the Board.

(b) Acceptance. Executive hereby accepts such employment subject to the terms of this Agreement.

2.	Term.

The duration of this Agreement (as it may be extended, the “Term”) shall commence on the date hereof and shall continue for a term of five (5) years thereafter, unless sooner terminated pursuant to Section 7: provided, however, that the Term shall be extended automatically for additional, successive one-year periods unless one Party shall notify the other in writing at least sixty (60) days before the initial expiration of the Term or the expiration of any successive one-year period thereafter that this Agreement shall not be so extended after such expiry (a “Notice of Nonrenewal”). Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 5,8, 9,10, and 11 shall survive the expiration or termination hereof.

3.	Duties: Place of Performance.

(a) Duties. Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company. Executive will perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. During the Term, Executive shall not be substantially engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere materially with the performance by Executive of his duties hereunder or Executive’s reasonable availability to perform such duties or that Executive knows, or should reasonably know, will adversely affect, or negatively reflect upon, Company. With the prior written consent of the Board, Executive may serve as a member of the board of directors or advisory board of a non-competitive company. No consent of the Board is necessary for Executive to engage in charitable activities, community, affairs, industry, trade or professional associations, and speaking engagements.

(b) Place of Performance. The duties to be performed by Executive hereunder shall be performed primarily at the executive offices of the Company in Kinston, North Carolina, or wherever the principal executive offices of the Company shall hereafter be located, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company and Executive may reasonably designate and mutually agree.

(c) Board Service. The Company shall use its best efforts to cause Executive to be elected as a member of its Board throughout the Term and shall include him in the management slate for election as a director at every shareholders’ meeting during the Term at which his term as a director would otherwise expire. Executive agrees to accept election, and to serve during the Term, as a director of the Company, without any compensation therefor other than as specified in this Agreement.

4.	Compensation.

As full compensation for Executive’s performance of services as an employee of the Company, the Company shall pay Executive as follows:

(a) Base Salary. The Company shall pay Executive an annual base salary of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) (as it may be increased, but not decreased, from time to time, the (“Base Salary”), less applicable withholdings and deductions. Payment shall be made in accordance with the Company’s normal payroll practices. The Board, or its Compensation Committee, shall review the Base Salary not less than annually to determine whether an increase in the amount thereof is warranted.

(b) Annual Bonus. Subject to the following provisions of this Section 4(b), Executive shall be eligible to receive an annual bonus in an amount of up to One Hundred (100%) percent of the Base Salary then in effect, as determined by the Board (or its Compensation Committee) in its sole discretion based upon the achievement, during the year in question, of (i) objectives for the Company as a whole established by the Board (or its Compensation Committee) at the beginning of the year, and (ii) objectives for Executive agreed by the Board (or its Compensation Committee) and Executive at the beginning of the year. The Board (or its Compensation Committee) and Executive will endeavor to determine and agree on Executive’s individual objectives for a given year within the first thirty (30) calendar days of each year. Executive must be employed by the Company through December 31 of a given year in order to earn the annual bonus for such year. The annual bonus for a given year will be paid no later than March 15 of the year following the year to which it relates.

(c) Withholding. The Company will withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.

(d) Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including without limitation reasonable travel, lodging, meals, and entertainment upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Executive incurs such expense. The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

(e) Other Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.

(f) Aircraft Lease. During the Term, the Company shall fund the fixed lease payment obligations under that certain lease between the Company and JS Longitude, dated September 16th, 2022, for the Executive’s use. In addition, the Company shall fund the fixed and variable costs related to the operation of such aircraft, including but not limited to variable costs related to the use of such aircraft by Executive or his family. In the event that such aircraft is not available, and Executive or his family travels on aircraft owned or controlled by the Company, the costs associated with such use shall be paid for by the Company.

(g) Vacation. Executive shall be entitled to vacation, in addition to holidays observed by the Company and reasonable periods of paid personal and sick leave.

5.	Confidential Information and Inventions.

(a) Confidential Information; Non-Disclosure and Non-Use. Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any “Confidential and Proprietary Information” (defined below) owned by, or received by or on behalf of the Company or any of its affiliates. The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Confidential and Proprietary Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Executive’s duties to the Company.

(b) Return of Property. Upon request during employment and immediately at the termination of his employment, Executive will return to the Company all Confidential and Proprietary Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in his possession or under his control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of his employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

(c) Exceptions. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information. The restrictions in Section 5(a) above will not apply to any information the extent that that Executive is required to disclose such information by law, provided that the Executive (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (z) only discloses that information actually required to be disclosed. Furthermore, pursuant to the Federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(d) Inventions. Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him within the scope of the Company’s business and in the course of his employment with the Company, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 5(d) shall not apply to Inventions which are not related to the business of the Company and which are made and conceived by Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Executive hereby assigns to the Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d).

(e) Further Actions and Assistance. Executive agrees to cooperate reasonably with the Company and at the Company’s expense, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Inventions. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attomey-in-fact to execute any such papers on his behalf and to take any and all actions as the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this paragraph.

(f) Prior Inventions. Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement. Furthermore, notwithstanding anything else in this Section 5, this Agreement shall not be construed to apply to, and shall not create any assignment of, any Inventions of Executive covered by Section 66-57.1 of the North Carolina General Statutes, a copy of which is attached hereto as Appendix B.

(g) Disclosure. Executive agrees that he will promptly disclose to the Company all Inventions initiated, made or conceived or reduced to practice by him, either alone or jointly with others, during the Term.

(h) Survival. The provisions of this Section 5 shall survive any termination of this Agreement.

6.	Representations and Warranties.

(a) By Executive. Executive hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(ii) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii) Executive will not use any confidential information or trade secrets of any third Party in his employment by the Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(b) By Company. The Company hereby represents and warrants to Executive that the Company has the full right and power to enter and deliver this Agreement and to perform obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms. All approvals or consents required for the Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, if required, have been obtained.

7.	Termination.

(a) Cause. Executive’s employment hereunder may be terminated by the Company immediately for “Cause” (defined below). Any of the following actions by Executive shall constitute (“Cause”):

(i) The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement that is not cured, to the extent subject to cure, by Executive to the reasonable satisfaction of the Company within thirty (30) days after written notice thereof is given to Executive by the Company;

(ii) Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financial or otherwise and as determined reasonably and in good-faith by a majority of the members of the Board) the business or reputation of the Company or any of its affiliates that is not cured, to the extent subject to cure, by Executive to the reasonable satisfaction of the Company within thirty (30) days after written notice thereof is given to Executive by the Company;

(iii) Executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);

(iv) Any material misappropriation or embezzlement by Executive of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or

(v) Breach by Executive of any material provision of this Agreement that is not cured, to the extent subject to cure, by Executive to the reasonable satisfaction of the Company within thirty (30) days after written notice thereof is given to Executive by the Company.

For purposes of this Section 7(a). no act or omission by Executive shall be considered willful if reasonably and in good faith believed by Executive to be in, or not contrary to, the best interests of the Company.

(b) Death. Executive’s employment hereunder shall be terminated upon Executive’s death.

(c) Disability The Company may terminate Executive’s employment hereunder due to Executive’s “Disability” (defined below). For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred:

(i) when the Board has provided a written termination notice to Executive supported by a written statement from a Reputable Independent Physician (defined below), to the effect that Executive shall have become so physically or mentally incapacitated by reason of physical or mental illness or injury as to be unable to resume his employment under this Agreement (with or without reasonable accommodation as that term is defined under applicable law) within the ensuing three (3) months: or

(ii) upon rendering of a written termination notice by the Board after Executive has been unable to substantially perform his duties hereunder by reason of any physical or mental illness or injury (with or without reasonable accommodation as that term is defined under applicable law) for ninety (90) or more consecutive days or more than one hundred twenty (120) days in any consecutive twelve month period.

The term “Reputable Independent Physician” means a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, then a third physician selected by the physicians selected by Executive and the Company. Executive agrees to make himself available and to cooperate in a reasonable examination by the Reputable Independent Physician. The determination of the Reputable Independent Physician as to Executive’s disability shall be binding on all Parties.

(d) Good Reason. Executive may terminate his employment hereunder for “Good Reason” (as defined below) pursuant to the procedures set forth in this Section 7(d). In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may attempt to remedy the Good Reason condition. If so remedied, Executive may not resign for Good Reason based on such condition. If the Good Reason condition is not remedied within such thirty (30) day period. Executive may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. The term “Good Reason” shall mean any of the following occurring without the Executive’s written consent:

(i) any material breach of this Agreement by the Company;

(ii) any material reduction by the Company of Executive’s duties, responsibilities, or authority;

(iii) a relocation of the Company’s principal place of business to which Executive reports more than 25 miles from its immediately preceding location;

(iv) a material reduction in Executive’s annual base salary unless all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation.

(e) Convenience. Either Party may terminate Executive’s employment hereunder for any reason or no reason at any time by written notice of termination to the other Party, which notice shall specify the termination date, or by providing a Notice of Nonrenewal to the other Party.

8.	Compensation upon Termination.

In the event Executive’s employment is terminated, the Company shall pay to Executive the Base Salary and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company along with any reimbursable business expenses subject to the policies of the Company (together, the “Accrued Compensation”). Except for the Accrued Compensation and as otherwise required by law, Executive will have no further entitlement hereunder to any other compensation or benefits from the Company except as expressly provided below:

(a) Terminations Other Than For Cause. Death, or Disability. If the Company terminates Executive’s employment other than as a result of Executive’s death or Disability and other than for Cause (including by providing a Notice of Nonrenewal to Executive) or if Executive terminates Executive’s employment for Good Reason, then conditioned upon Executive executing a Release (as defined below) following such termination, the Company shall the Company will provide to Executive the following separation benefits: (i) the Company will continue to pay to Executive his Base Salary for a period of twenty-four (24) months, (ii) an amount equal to two (2) times the target bonus for the year of termination (not less than 100% of Base Salary), (iii) if Executive timely elects continued health insurance coverage under COBRA, the Company shall pay the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, and (iv) the Company will provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company. The separation benefits set forth above are conditioned upon Executive executing a release of claims against the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary continuation described in Section 8(a)(i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier.

(b) By Executive for Convenience. If Executive terminates Executive’s employment pursuant to Section 7(e), including by providing a Notice of Nonrenewal to the Company, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation.

(c) This Section 8 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 8, except as required by law or the terms of another employee plan, program or arrangement covering him.

(d) The obligations of the Company that arise under this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.	Indemnification.

The Company shall defend and indemnify Executive in his capacity as CEO of the Company to the fullest extent permitted under applicable law. The Company shall also establish a policy for indemnifying its officers and directors, including but not limited to Executive, for all actions permitted under applicable law taken in good faith pursuit of their duties for the Company, including, but not limited to, the obtaining of an appropriate level of directors and officers’ liability insurance coverage and including such provisions in the Company’s bylaws or certificate of incorporation, as applicable and customary. Executive shall be designated as a named insured on such directors and officers’ liability insurance policy. Executive’s rights to, and the Company’s obligation to provide, indemnification shall survive termination of this Agreement.

10.	Compliance with Code Section 409A.

The Parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 10 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The Parties intend that each installment of any separation benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, the Parties intend that the separation benefits provided in Section 8(a) (the “Separation Benefits”) herein satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Executive is, as of the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences to Executive under Section 409A, the timing of the payment of the Separation Benefits will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section 10, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

11.	Miscellaneous.

(a) Governing Law. Subject to the next sentence, this Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of North Carolina, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.

(b) Personal Jurisdiction. To the fullest extent permitted by applicable law, any action or proceeding relating in any way to this Agreement may only be brought and enforced in the state or federal courts with jurisdiction over Lenoir County, North Carolina, to the extent subject matter jurisdiction exists therefore. The Parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding. The Parties irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the venue of any such action or proceeding in such courts, as well as any acclaim that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.

(e) Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party. Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.

(f) Notices. All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon (i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Postal Service, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at its/his address set forth at the top of this Agreement; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner.

(g) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the Parties, relating to the subject matter hereof. Notwithstanding the foregoing, the Parties recognize and agree that non-competition, non-solicitation, and other restrictive covenant provisions may be agreed upon between the Parties in separate agreements.

(h) Affiliate and Control Defined. As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person. A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(i) Captions. Headings and Cross-References. The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.

(j) Severability. The Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction winch cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(k) Counterpart Execution. This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument. The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means. The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement. This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable. Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures. The Parties hereby waive any right to raise any defense or waiver based upon execution of this Agreement by means of electronic signatures in any proceeding arising under or relating to this Agreement. The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation. The Parties acknowledge that they are capable of retaining electronic records of this transaction.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date set forth above.

LGM ENTERPRISES, LLC:		EXECUTIVE

By:	/s/ Brent Smith	By:	/s/ Thomas James Segrave, Jr.

Name: Brent Smith		Thomas James Segrave, Jr.
Title: Chief Financial Officer		Date: 4/21/22
Date: 4/21/22

APPENDIX A

PRIOR INVENTIONS.

APPENDIX B

SECTION 66-57.1 OF THE NORTH CAROLINA GENERAL STATUTES

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that:

i. relate to the employer’s business or actual or demonstrably anticipated research or development, or

ii. result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.